Exhibit 4.4

EXECUTION COPY

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated July 18, 2005 by and among WorldSpace, Inc., a Delaware corporation (the “Company”), and XM Satellite Radio Holdings Inc. (“XM” or the “Investor”).

WHEREAS:

A. On this 18th day of July, 2005, the Company and the Investor have entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), pursuant to which, on the date hereof, the Company is issuing, and the Investor is purchasing 1,562,000 Common Shares (as defined below) of the Company and a warrant to acquire Common Shares with a value of $37.5 million (as provided therein), (the “Warrant” and together with the Common Shares, the “Securities”).

B. In order to induce the Investor to enter into the Securities Purchase Agreement, the Company has agreed to provide certain registration rights with respect to the Securities on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“Agents” has the meaning set forth in Section 5.1.

“Agreement” has the meaning set forth in the Preamble.

“Blackout Notice” has the meaning set forth in Section 2.8.

“Blackout Period” has the meaning set forth in Section 2.8.

“Blue Sky Filing” has the meaning set forth in Section 5.1.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Claims” has the meaning set forth in Section 5.1.

“Common Shares” means the shares of the Company’s Class A common stock, par value $0.01 per share, purchased by the Investor pursuant to the Securities Purchase Agreement, and any other securities of the Company which may be issued or issuable with respect to, in exchange for, or in substitution of, such shares of Class A common stock.

“Company” has the meaning set forth in the Preamble.

“Convertible Notes” means the Company’s convertible notes due December 31, 2014.

“Demand Shelf Registration” means a registration required to be effected by the Company pursuant to Section 2.1.

“Demand Shelf Registration Effectiveness Deadline” has the meaning set forth in Section 2.1(a).

“Demand Shelf Registration Filing Deadline” has the meaning set forth in Section 2.1(a).

“Demand Shelf Registration Statement” means a registration statement of the Company filed with the SEC pursuant to the Securities Act on Form S-3 in respect of a Demand Shelf Registration pursuant to the provisions of Section 2.1 and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference (or deemed to be incorporated by reference) therein and filed pursuant to Rule 415 under the Securities Act or any successor rule providing for offerings of securities on a continued or delayed basis.

“Effectiveness Failure” has the meaning set forth in Section 2.6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, or any successor statute.

“Filing Failure” has the meaning set forth in Section 2.6(a).

“Holder” and “Holders” mean the Initial Holder and any other Person holding Registrable Securities to whom the registration rights set forth in this Agreement have been assigned or transferred in accordance with the terms of this Agreement. For purposes of this Agreement, a Person will be deemed to be a Holder whenever such Person (i) has succeeded to or been assigned or transferred Registrable Securities in accordance with this Agreement and (ii) holds any Common Shares or Warrants (or securities issued by the Company with respect to, in exchange for, or in substitution of the Warrants) convertible into or exercisable or exchangeable for, Registrable Securities, whether or not such conversion, exercise or exchange has actually been effected and disregarding any legal restrictions upon the exercise of such rights, and Registrable Securities issuable upon conversion, exchange or exercise of any such security shall be deemed outstanding for the purposes of this Agreement.

“Holders’ Counsel” means one firm of counsel (per registration) to the Holders of Registrable Securities participating in such registration, which counsel shall be selected (i) in the case of a Demand Registration, by the Initiating Holder, and (ii) in all other cases, by the Majority Holders of the Registration.

“Incidental Registration” means a registration required to be effected by the Company pursuant to Section 2.2.

“Incidental Registration Statement” means a registration statement of the Company filed with the SEC pursuant to the Securities Act in respect of an Incidental Registration pursuant to the provisions of Section 2.2 and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference (or deemed to be incorporated by reference) therein.

“Initial Public Offering” means the first public offering of any class of securities of the Company pursuant to a registration statement filed with and declared effective by the SEC.

“Initial Holder” means the Investor.

“Initiating Holder” means the Holder who initiated the Request for a Demand Shelf Registration pursuant to Section 2.1.

“Inspectors” has the meaning set forth in Section 4.1(g).

“Investors” has the meaning set forth in the Preamble.

“Lock-Up Agreement” has the meaning set forth in Section 3.1(b).

“Maintenance Failure” has the meaning set forth in Section 2.6(a).

“Majority Holders” means the Holders of at least a majority of the outstanding Registrable Securities.

“Majority Holders of the Registration” means, with respect to a particular registration, one or more Holders of Registrable Securities who would hold a majority of the Registrable Securities to be included in such registration.

“NASD” means the National Association of Securities Dealers, Inc.

“Non-Public Incidental Registration Notice” has the meaning set forth in Section 2.2(a).

“Non-Public Incidental Registration Notice Period” has the meaning set forth in Section 2.2(a).

“Person” shall mean any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, any preliminary prospectus and any prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), and any such Prospectus as amended or supplemented by any prospectus supplement, and all other amendments and supplements to such Prospectus, including post-effective amendments, and in each case including all material incorporated by reference (or deemed to be incorporated by reference) therein.

“Qualified Public Offering” means the first occurrence with respect to the Company of a firm commitment, fully underwritten Initial Public Offering in the United States of Common Shares that is (i) conducted by a nationally recognized investment banking firm, (ii) has an offering price per share of not less than $7.50, (iii) yields gross proceeds to the Company of not less than $100 million and (iv) after which the Common Shares are listed on either The New York Stock Exchange, Inc., or the Nasdaq National Market.

“Qualified Public Offering Lock-Up Period” has the meaning set forth in Section 3.1.

“Records” has the meaning set forth in Section 4.1(g).

“Registrable Securities” means (i) the Common Shares, (ii) the Warrant Shares and (iii) any other securities of the Company (or any successor or assign of the Company, whether by merger, consolidation, sale of assets or otherwise) which may be issued or issuable with respect to, in exchange for, or in substitution of, Registrable Securities referenced in clauses (i) or (ii) above by reason of any dividend or stock split, combination of shares, merger, consolidation, recapitalization, reclassification, reorganization, sale of assets or similar transaction. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (B) such securities have been otherwise transferred, a new certificate or other evidence of ownership for them not bearing the legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act, (C) such securities shall have ceased to be outstanding or (D) such securities shall be eligible for resale pursuant to Rule 144(k) of the Securities Act (or any successor provision thereof having similar effect).

“registration” refers to a registration effected by preparing and filing one or more Registration Statements (as defined below) in compliance with the Securities Act and the declaration or ordering of effectiveness of such Registration Statement(s) by the SEC.

“Registration Default Payments” has the meaning set forth in Section 2.6(a).

“Registration Expenses” means any and all expenses incident to performance of or compliance with this Agreement by the Company and its Subsidiaries, including, without limitation (i) all SEC, stock exchange, NASD and other registration, listing and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws and compliance with the rules of any stock exchange (including fees and disbursements of counsel in connection with such compliance and the preparation of a blue sky memorandum and legal investment survey), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing, distributing, mailing and delivering any Registration Statement, any

Prospectus, transmittal letters, securities sales agreements, securities certificates and other documents relating to the performance of or compliance with this Agreement, (iv) the fees and disbursements of counsel for the Company, provided, however, Registration Expenses shall not include discounts and commissions payable to underwriters, selling brokers, dealer managers or other similar Persons engaged in the distribution of any of the Registrable Securities; and provided further, that in any case where Registration Expenses are not to be borne by the Company, such expenses shall not include salaries of personnel of the Company or general overhead expenses of the Company, auditing fees, premiums or other expenses relating to liability insurance required by underwriters of the Company or other expenses for the preparation of financial statements or other data normally prepared by the Company in the ordinary course of its business or which the Company would have incurred in any event; and provided, further, that in the event the Company shall, in accordance with Section 2.2 hereof, not register any securities with respect to which it had given written notice of its intention to register to Holders, notwithstanding anything to the contrary in the foregoing, all of the costs incurred by the Holders in connection with such registration shall be deemed to be Registration Expenses.

“Registration Statement” means any registration statement of the Company filed with the SEC pursuant to the Securities Act which covers any Registrable Securities and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference (or deemed to be incorporated by reference) therein.

“Request” has the meaning set forth in Section 2.1(a).

“SEC” means the Securities and Exchange Commission, or any successor agency having jurisdiction to enforce the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations thereunder, or any successor statute.

“Securities Purchase Agreement” has the meaning set forth in the Preamble.

“Selling Stockholder Shelf Registration” means a registration by the Company under Section 2.3 hereof pursuant to Rule 415 under the Securities Act or any successor rule providing for offerings of securities on a continuous or delayed basis.

“Underwriters” means the underwriters, if any, of an offering being registered under the Securities Act.

“Underwritten Offering” means a sale of securities of the Company to an Underwriter or Underwriters for reoffering to the public.

“Underwritten Offering Lock-Up Period” has the meaning set forth in Section 3.1.

“Violation” has the meaning set forth in Section 5.1.

“Warrants” has the meaning set forth in the Preamble.

“Warrant Shares” means the shares of the Company’s Company’s Class A common stock, par value $0.01 per share issuable, or other equity securities issued or issuable upon exercise of the Warrants.

“Withdrawn Demand Shelf Registration” has the meaning set forth in Section 2.1(a).

“Withdrawn Request” has the meaning set forth in Section 2.1(a).

2. REGISTRATION UNDER THE SECURITIES ACT.

2.1 Demand Shelf Registration.

(a) Right to One Demand Shelf Registration. (i) Subject to Section 2.1(b), at any time or from time to time, a Holder shall have the right to request in writing that the Company register all or part of such Holder’s Registrable Securities (a “Request”) (which Request shall specify the amount of Registrable Securities intended to be disposed of by such Holders and the intended method of disposition thereof) by filing with the SEC a Demand Shelf Registration Statement. As promptly as practicable, but no later than five (5) days after receipt of a Request, the Company shall give written notice of such requested registration to all Holders of Registrable Securities. The Company shall include in the Demand Shelf Registration (x) the Registrable Securities intended to be disposed of by the Initiating Holder and (y) the Registrable Securities intended to be disposed of by any other Holder which shall have made a written request (which request shall specify the amount of Registrable Securities to be registered and the intended method of disposition thereof) to the Company for inclusion thereof in such registration within 20 calendar days after the receipt of such written notice from the Company. The Company shall, as expeditiously as possible following a Request, but in any event within 90 calendar days (the “Demand Shelf Registration Filing Deadline”), cause to be filed with the SEC a Demand Shelf Registration Statement providing for the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register by all such Holders, to the extent necessary to permit the disposition of such Registrable Securities so to be registered in accordance with the intended methods of disposition thereof specified in such Request or further requests. The Company shall use its reasonable best efforts to have such Demand Shelf Registration Statement declared effective by the SEC as soon as practicable thereafter, but in any event within 180 calendar days following a Request (the “Demand Shelf Registration Effectiveness Deadline”) and to keep such Demand Shelf Registration Statement continuously effective for the period specified in Section 4.1(b).

(ii) A Request may be withdrawn prior to the filing of the Demand Shelf Registration Statement by the Initiating Holder of the Registration (a “Withdrawn Request”) and the Demand Shelf Registration Statement may be withdrawn prior to the effectiveness thereof by the Initiating Holder of the Registration (a “Withdrawn Demand Shelf Registration”), and such withdrawals shall be treated as a Demand Shelf Registration which shall have been effected pursuant to this Section 2.1, unless the Initiating Holder reimburses the Company for its reasonable out-of-pocket Registration Expenses relating to the preparation and filing of such Demand Shelf Registration Statement (to the extent actually incurred); provided; however, that if a Withdrawn Request or Withdrawn Registration Statement is made (A) because of a Material Adverse Effect (as defined in the Securities Purchase Agreement), or (B) because of a postponement of such registration pursuant to Section 2.8, then such withdrawal shall not be treated as a Demand Shelf Registration effected pursuant to this Section 2.1 and the Company shall pay all Registration Expenses in connection therewith. Any Holder requesting inclusion in a Demand Shelf Registration may, at any time prior to the effective date of the Demand Shelf Registration Statement (and for any reason), revoke such request by delivering written notice to the Company revoking such requested inclusion.

(iii) The registration rights granted pursuant to the provisions of this Section 2.1 shall be in addition to the registration rights granted pursuant to the other provisions of Section 2 hereof.

(b) Limitations on Registrations. The right of Holders of Registrable Securities to request a Demand Shelf Registration pursuant to Section 2.1(a) or Incidental Registrations pursuant to Section 2.2 is subject to the following limitations:

(i) in no event shall the Company be required to effect the Demand Shelf Registration with respect to the Registrable Securities before the later of (x) the first Business Day following the date that is eighteen months after the date of this Agreement and (y) the date the Company is first eligible to register equity securities for resale on Form S-3, provided, however, that if the Company does not first become eligible to register securities on Form S-3 prior to the third anniversary of the date of this Agreement, then the Holders shall be permitted to request the Demand Shelf Registration as long as the Company shall have completed its Initial Public Offering.

(ii) in no event shall the Company be required to effect an Incidental Registration with respect to the Registrable Securities before the first Business Day following the date that is eighteen months after the date of this Agreement.

(iii) in no event shall the Company be required to effect a Demand Shelf Registration until 180 calendar days after an Initial Public Offering.

(iv) in no event shall the Company be required to effect more than one Demand Shelf Registration pursuant to this Agreement, subject to the provisions of Section 2.1(d) below.

(c) Effective Registration Statement; Suspension. A Demand Shelf Registration Statement shall not be deemed to have become effective (and the related registration will not be deemed to have been effected) (i) unless it has been declared effective by the SEC and remains effective in compliance with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Demand Shelf Registration Statement for the time period specified in Section 4.1(b) or (ii) if the offering of any Registrable Securities pursuant to such Demand Shelf Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court.

(d) Additional Demand Shelf Registration. In the event that, in connection with any exercise by a Holder of the Demand Shelf Registration pursuant to Section 2.1(a), the Company requests that the Holders participating in the such Demand Shelf Registration not require the Company to register all of the Registrable Securities that such Holders have requested be registered, and all such Holders agree to the Company’s request, the Company shall permit such Holders to request one further Demand Shelf Registration on the terms and conditions provided in this Agreement. The Company will initiate a single further Demand Shelf Registration under this Section 2.1(d) upon the Request of a majority of the Holders who had requested some or all of their Registrable Securities be included in the initial Demand Shelf Registration.

2.2 Incidental Registration.

(a) Right to Include Registrable Securities in Incidental Registrations. (i) If the Company at any time or from time to time proposes or is required to register any of its securities under the Securities Act in an Underwritten Offering (other than (x) in connection with its Initial Public Offering or (y) in a registration on Form S-4 or S-8 or any successor form to such forms or Form S-3 for compensatory, bonus or other similar plans, dividend reinvestment plans and stock purchase plans) whether or not pursuant to registration rights granted to other holders of its securities and whether or not for sale for its own account, the Company shall deliver prompt written notice (which notice shall be given (i) in the event that the Company has publicly disclosed such proposed registration, at least thirty (30) calendar days prior to such proposed registration and (ii) in the event that the Company has not publicly disclosed such proposed registration (a “Non-Public Incidental Registration Notice”), no more than ten (10) Business Days prior to the filing of such proposed registration with the SEC (such period not in excess of ten (10) Business Days, the “Non-Public Incidental Registration Notice Period”)) to all Holders of Registrable Securities of its intention to undertake such registration, describing in reasonable detail the proposed registration and distribution (including the anticipated range of the proposed offering price, the class and number of securities proposed to be registered and the distribution arrangements) and of such Holders’ right to participate in such registration under this Section 2.2 as hereinafter provided. All Holders which elect to participate in such proposed registration shall keep the contents of any Non-Public Incidental Registration Notice confidential prior to the filing of such proposed registration with the SEC and if a Holder has elected not to participate in such proposed registration, the Holder shall keep the contents of any Non-Public Incidental Registration Notice confidential during the Non-Public Incidental Registration Notice Period. Subject to the other provisions of this paragraph (a) and Section 2.2(b), upon the written request of any Holder made within twenty (20) calendar days, or in the case of a Non-Public Incidental Registration Notice, within five (5) Business Days, after the receipt of such written notice from the Company (which request shall specify the amount of Registrable Securities to be registered), the Company shall effect the registration under the Securities Act of all Registrable Securities requested by such Holders to be so registered (an “Incidental Registration”), to the extent required to permit the disposition of the Registrable Securities so to be registered, by inclusion of such Registrable Securities in the Registration Statement which covers the securities which the Company proposes to register and shall cause such Registration Statement to become and remain effective with respect to such Registrable Securities in accordance with the registration procedures set forth in Section 4. Immediately upon notification to the Company from the Underwriter of the price at which such securities are to be sold, the Company shall so advise each participating Holder. The Holders requesting inclusion in an Incidental Registration may, at any time prior to the effective date of the Incidental Registration Statement (and for any reason), revoke such request by delivering written notice to the Company revoking such requested inclusion.

(ii) If at any time after giving written notice of its intention to register any securities and prior to the effective date of the Incidental Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each Holder of Registrable Securities and, thereupon, (A) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith), without prejudice, however, to the rights of Holders to cause such registration to be effected as a registration under Section 2.1, and (B) in the case of a determination to delay such registration, the Company shall be permitted to delay the registration of such Registrable Securities for the same period as the delay in registering such other securities; provided, however, that if such delay shall extend beyond 120 days from the date the Company received a request to include Registrable Securities in such Incidental Registration, then the Company shall again give all Holders the opportunity to participate therein and shall follow the notification procedures set forth in the preceding paragraph. There is no limitation on the number of such Incidental Registrations pursuant to this Section 2.2 which the Company is obligated to effect.

(iii) The registration rights granted pursuant to the provisions of this Section 2.2 shall be in addition to the registration rights granted pursuant to the other provisions of Section 2 hereof.

(b) Priority in Incidental Registration. If the sole or the lead managing Underwriter, as the case may be, in an Incidental Registration, shall advise the Company in writing (with a copy to each Holder requesting registration) on or before the date five days prior to the date then scheduled for such offering that, in its opinion, the amount of securities (including Registrable Securities) requested to be included in such registration exceeds the amount which can be sold in such offering without materially interfering with the successful marketing of the securities being offered (such writing to state the basis of such opinion and the approximate number of such securities which may be included in such offering without such effect), the Company shall include in such registration, to the extent of the number which the Company is so advised may be included in such offering without such effect, (i) in the case of a registration initiated by the Company, (A) first, the securities that the Company proposes to register for its own account, (B) second, all securities proposed to be registered by holders of Convertible Notes, (C) third, on a pari passu basis, the Registrable Securities requested to be included in such registration by the Holders, allocated pro rata in proportion to the number of Registrable Securities requested to be included in such registration by each of them and any securities requested to be included in such registration by any Person to whom rights to participate in any such registration have been granted by the Company, allocated pro rata in proportion to the number of securities requested to be included in such registration by each of them, (ii) in the case of a registration initiated by a holder of Convertible Notes, (A) first, all of the securities proposed to be registered by any holders of the Convertible Notes and (B) second, on a pari passu basis, the Registrable Securities requested to be included in such registration by the Holders, allocated pro rata in proportion to the number of Registrable Securities requested to be included in such registration by each of them and any securities requested to be included in such registration by any Person to whom rights to participate in any such registration have been granted by the Company, allocated pro rata in proportion to the number of securities requested to be included in such registration by each of them and (iii) in the case of a registration initiated by a Person other than the Company or a holder of a Convertible Note (A) first, one-third of securities requested to be included in such registration by each holder of a Convertible Note, (B) second, one-third of the securities proposed to be registered by any Persons initiating such registration, allocated pro rata in proportion to the number of securities requested to be included in such registration by each of them, and (c) third, on a pari passu basis, any remaining securities requested to be included in such registration by the holders of the Convertible Notes, any remaining securities proposed to be registered by any Person initiating such registration, allocated pro rata in proportion to the number of securities requested to be included in such registration by each of them and any remaining Registrable Securities requested to be included in such registration by the Holders, allocated pro rata in proportion to the number of securities requested to be included in such registration by each of them; provided, however, that in the event the Company will not, by virtue of this Section 2.2(b), include in any such registration all of the Registrable Securities of any Holder requested to be included in such registration, such Holder may, upon written notice to the Company given within three days of the time such Holder first is notified of such matter, reduce the amount of Registrable Securities it desires to have included in such registration, whereupon only the Registrable Securities, if any, it desires to have included will be so included and the Holders not so reducing shall be entitled to a corresponding increase in the amount of Registrable Securities to be included in such registration if capacity allows.

2.3 Shelf Registration. The Company may (but shall have no obligation to) arrange to have declared effective a Selling Stockholder Shelf Registration (on a Form S-3) for a public offering of the resale of all Registrable Securities held by all Holders at any time and from time to time. Notwithstanding any other provisions of this Agreement to the contrary, the Company shall not be required to effect the Demand Shelf Registration provided under Section 2.1 (or maintain the effectiveness of a Demand Shelf Registration) at any time that such Selling Stockholder Shelf Registration is in effect.

2.4 Registration of Other Securities. Whenever the Company shall effect a Demand Shelf Registration under this Agreement, no securities other than (i) the Registrable Securities, (ii) any securities (which are subject to prior priority registration rights) of the holders of Convertible Notes, and (iii) any securities held by other Persons entitled to incidental registration rights, to the extent that capacity remains for inclusion of such securities shall be covered by such registration unless the Initiating Holder of the Registration shall have consented in writing to the inclusion of the securities covered by this clause (iii).

2.5 Expenses. The Company shall pay all Registration Expenses in connection with any Registration Statement hereunder, whether or not such registration shall become effective and whether or not all Registrable Securities originally requested to be included in such registration are withdrawn or otherwise ultimately not included in such registration, except as otherwise provided with respect to a Withdrawn Request and a Withdrawn Demand Shelf Registration in Section 2.1(a). Each Holder shall pay all discounts and commissions payable to selling brokers, managers or other similar Persons engaged in the distribution of such Holder’s

Registrable Securities pursuant to any registration pursuant to this Section 2 pro rata in accordance with the number of Registrable Securities being sold in the registration by such Holder.

2.6 Registration Default Penalties.

(a) If (i) a Demand Shelf Registration Statement required to be filed by the Company pursuant to this Agreement is (A) not filed with the SEC on or before a Demand Shelf Registration Filing Deadline (a “Filing Failure”) or (B) not declared effective by the SEC on or before a Demand Shelf Registration Effectiveness Deadline (an “Effectiveness Failure”) or (ii) other than during an allowable Blackout Period hereunder, on any day after the effective date of each such Demand Shelf Registration Statement on which sales of all of the Registrable Securities required to be included on such Registration Statement cannot be made pursuant to such Registration Statement or otherwise (including, without limitation, because of a failure to keep such Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or to maintain the listing of the Common Shares) (a “Maintenance Failure”) then, as partial relief for the damages to any Holder by reason of any such delay in or reduction of its ability to sell the securities (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each Holder of Registrable Securities relating to such Registration Statement an amount in cash equal to (A) one percent (1.0%) of the aggregate Purchase Price (as such term is defined in the Securities Purchase Agreement) of the Investor’s securities relating to the Registrable Securities included in such Registration Statement on each of the following dates: (i) the day of a Filing Failure; (ii) the day of an Effectiveness Failure; and (iii) the initial day of a Maintenance Failure, and (B) two percent (2.0%) of the aggregate Purchase Price of the Investor’s securities relating to the Registrable Securities included in such Registration Statement on each of the following dates: (i) on every thirtieth day after the day of a Filing Failure and thereafter (pro rated for periods totaling less than thirty days) until such Filing Failure is cured; (ii) on every thirtieth day after the day of an Effectiveness Failure and thereafter (pro rated for periods totaling less than thirty days) until such Effectiveness Failure is cured; (iii) on every thirtieth day after the initial day of a Maintenance Failure and thereafter (pro rated for periods totaling less than thirty days) until such Maintenance Failure is cured. The payments to which a holder shall be entitled pursuant to this Section 2.1 are referred to herein as “Registration Default Payments.” Registration Default Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Registration Default Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Registration Default Payments is cured. In the event the Company fails to make Registration Default Payments in a timely manner, such Registration Default Payments shall bear interest at the rate of 1.0% per month (prorated for partial months) until paid in full. The postponements described in Section 2.8 shall not constitute Filing Failures or Effectiveness Failures, as applicable, for a Demand Shelf Registration. Registration Default Payments shall cease to accrue at such time as the Registrable Securities can be sold pursuant to Rule 144(k) of the Securities Act (or any successor provision thereof having similar effect); provided that the foregoing shall not affect the Company’s obligation to make Registration Default Payments for any period prior to such time.

2.7 Exercises. Notwithstanding anything to the contrary herein, in order for any Registrable Securities that are issuable upon the exercise of conversion rights, options or warrants to be included in any registration pursuant to Section 2 hereof, the exercise of such conversion rights, options or warrants must be effected no later than immediately prior to the closing of any sales under the Registration Statement pursuant to which such Registrable Securities are to be sold or such earlier time as the Company or the Company’s transfer agent should reasonably determine is necessary so as not to delay the closing.

2.8 Postponements. The Company shall be entitled to postpone a Demand Shelf Registration and to require the Holders of Registrable Securities to discontinue the disposition of their securities covered by a Demand Shelf Registration Statement during any Blackout Period (as defined below) (i) if the Board of Directors of the Company determines in good faith that effecting such a registration or continuing such disposition at such time would not be advisable in light of pending or anticipated corporate developments, or (ii) if the Company is in possession of material, non-public information which the Board of Directors of the Company determines in good faith it is not in the best interests of the Company to disclose in a registration statement at such time; provided, however, that the Company may only delay a Demand Shelf Registration pursuant to this Section 2.8 by delivery of a Blackout Notice (as defined below) within 30 days of delivery of the request for such Demand Shelf Registration under Section 2.1 and may delay a Demand Shelf Registration and require the Holders of Registrable Securities to discontinue the disposition of their securities covered by a Demand Shelf Registration Statement only for two (2) periods of up to 30 days or one period of up to 45 days (or such earlier time as such transaction is consummated or no longer proposed or the material information has been made public) in any 12 month period (the “Blackout Period”). The Company shall promptly notify the Holders in writing (a “Blackout Notice”) of any decision to postpone a Demand Shelf Registration Statement or to discontinue sales of Registrable Securities covered by a Demand Shelf Registration Statement pursuant to this Section 2.8 and shall include a general statement (which statement shall not include any material, non-public information) of the reason for such postponement, an approximation of the anticipated delay and an undertaking by the Company promptly to notify the Holders as soon as the Demand Shelf Registration may be effected or sales of Registrable Securities covered by a Demand Shelf Registration Statement may resume. In making any such determination to initiate or terminate a Blackout Period, the Company shall not be required to consult with or obtain the consent of any Holder, and any such determination shall be the Company’s sole responsibility. Each Holder shall treat all notices received from the Company pursuant to this Section 2.8 in the strictest confidence and shall not disseminate such information. If the Company shall postpone the filing of a Demand Shelf Registration Statement pursuant to a Blackout Period, the Holders who were to participate therein shall have the right to withdraw the request for registration. Any such withdrawal shall be made by giving written notice to the Company within 30 days after receipt of the Blackout Notice.

2.9 Preparation, Investigation. In connection with the preparation and filing of each Registration Statement, the Company will give the Holders of Registrable Securities to be sold under such Registration Statement and their respective counsel and accountants, drafts and final copies of such Registration Statement, each Prospectus included therein or filed with the SEC and each amendment thereof or supplement thereto (subject to such Holder agreeing to keep confidential any confidential information including, if applicable, the existence of such draft Registration Statement until the filing thereof), at least four (4) Business Days prior to the filing thereof with the SEC, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders and such counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

2.10 Termination of Registration Rights. The rights and obligations under this Agreement, other than the rights and obligations under Sections 5, 6.1 and 6.3 through 6.19 hereunder, shall terminate with respect to a Holder’s Common Shares or Warrant Shares, as applicable, upon the earlier of (x) when such Holder is eligible to sell such Common Shares or Warrant Shares, as applicable, in a sale pursuant to Rule 144(k) of the Securities Act (or any successor provision having similar effect) and (y) the date that such Common Shares or Warrant Shares, as applicable, shall have ceased to be Registrable Securities.

3. HOLDBACK ARRANGEMENTS.

3.1 Restrictions on Sale.

(a) The Company agrees, if timely requested in writing by the sole or lead managing Underwriter in a Qualified Public Offering, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Registrable Securities or warrants or other rights to purchase Registrable Securities, or file or cause to be declared effective a registration statement under the Securities Act relating to the offer and sale of any shares of Registrable Securities, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Registrable Securities, or warrants or other rights to purchase Registrable Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; and

(b) Each Holder agrees, if timely requested in writing by the sole or lead managing Underwriter in a Qualified Public Offering or in any Underwritten Public Offering (other than a Qualified Public Offering) in which such Holder has been permitted to include Registrable Securities not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder with respect to, any Common Shares of the Company or any securities convertible into or exercisable or exchangeable for Common Shares, or warrants or other rights to purchase Common Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, or warrants or other rights to purchase Common Stock, whether any such transaction is to be settled by delivery of Common Shares or such other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii) and (iv) waives any rights the Holder may have to require registration of Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, or warrants or other rights to purchase Common Shares (the agreements contained in clauses (a) and (b) of this Section 3.1, collectively, the “Lock-Up Agreement”), during the time period reasonably requested by the sole or lead managing Underwriter: (x) not to exceed 180 days, beginning on the effective date of the Registration Statement for such Qualified Public Offering (except as part of such Qualified Public Offering or pursuant a registration on Form S-4) without the prior written consent of the sole or lead managing Underwriter (the “Qualified Public Offering Lock-Up Period”) and (y) not to exceed 90 days beginning on the effective date of the Registration Statement for any Underwritten Offering (other than a Qualified Public Offering), except as part of such Underwritten Offering or pursuant a registration on Form S-4, without the prior written consent of the sole or lead managing Underwriter (the “Underwritten Offering Lock-Up Period”); provided, however, that if (i) during the period that begins on the date that is fifteen (15) calendar days plus three (3) Business Days before the last day of the Qualified Public Offering Lock-Up Period and ends on the last day of the Qualified Public Offering Lock-Up Period or Underwritten Offering Lock-Up Period, as applicable, the Company issues an earnings release or material news or a material event relating to the Company occurs, or (ii) prior to the expiration of the Qualified Public Offering Lock-Up Period or Underwritten Offering Lock-Up Period, as applicable, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the Qualified Public Offering Lock-Up Period or Underwritten Offering Lock-Up Period, as applicable, the restrictions imposed shall continue to apply until the expiration of the date that is fifteen (15) calendar days plus three (3) Business Days after the date on which the issuance of the earnings release or the material news or material event occurs. Notwithstanding the foregoing, (i) the Lock-Up Agreement shall not restrict any Holder from transferring any securities to any Person who agrees to be bound by the provisions hereof and (ii) the Holders of Registrable Securities shall not be obligated to enter into the Lock-Up Agreement unless (A) all officers and directors of the Company and all Persons holding at least five percent (5%) of the Company’s voting securities enter into substantially similar agreements, with the agreement of the Holder’s being on no more onerous terms than any other agreements entered into by any other Person, and (B) the Lock-Up Agreement is explicitly conditioned on the Holder receiving the benefits of any release or modification of such agreement for any other Person subject to such an agreement or similar agreement.

4. REGISTRATION PROCEDURES.

4.1 Obligations of the Company. Whenever the Company is required to effect the registration of Registrable Securities under the Securities Act pursuant to Section 2 of this Agreement, the Company shall, as expeditiously as practicable:

(a) Prepare and file with the SEC (promptly, and in any event within the specified time frames) the requisite Registration Statement to effect such registration, which Registration Statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith, and the Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable, but in any event, subject to Section 2.8, within the time frames specified herein; provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto, or comparable statements under securities or blue sky laws of any jurisdiction, the Company shall (i) provide Holders’ Counsel with an adequate and appropriate opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein (and each amendment or supplement thereto or comparable statement) to be filed with the SEC, which documents shall be subject to the review and comment of Holders’ Counsel, and (ii) not file any such Registration Statement or Prospectus (or amendment or supplement thereto or comparable statement) with the SEC to which Holder’s Counsel or any Majority Holders of the Registration shall have reasonably objected on the grounds that such filing does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder.

(b) Prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary (i) to keep such Registration Statement effective, and (ii) to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement, in each case until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller(s) thereof set forth in such Registration Statement; provided, such period need not extend beyond the time periods provided herein, including as set forth in Section 2.10, and which periods, in any event, shall terminate when all Registrable Securities covered by such Registration Statement have been sold (but not before the expiration of the 90 day period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable).

(c) Furnish, without charge, to each selling Holder of such Registrable Securities such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, and other documents, as such selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such selling Holder (the Company hereby consenting to the use in accordance with applicable law of each such Registration Statement (or amendment or post-effective amendment thereto) and each such Prospectus (or preliminary prospectus or supplement thereto) by each such selling Holder of Registrable Securities in connection with the offering and sale of the Registrable Securities covered by such Registration Statement or Prospectus).

(d) Prior to any public offering of Registrable Securities, use its reasonable best efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such U.S. jurisdictions as any selling Holder of Registrable Securities covered by such Registration Statement may reasonably request to enable such selling Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such selling Holder and to continue such registration or qualification in effect in each such jurisdiction for as long as such Registration Statement remains in effect (including through new filings or amendments or renewals), and do any and all other acts and things which may be necessary or advisable to enable any such selling Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such selling Holder; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4.1(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction.

(e) Use its reasonable best efforts to obtain all other approvals, consents, exemptions or authorizations from such U.S. governmental agencies or authorities as may be necessary to enable the selling Holders of such Registrable Securities to consummate the disposition of such Registrable Securities.

(f) Promptly notify Holders’ Counsel and each Holder of Registrable Securities covered by such Registration Statement: (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any state securities or blue sky authority for amendments or supplements to the Registration Statement or the Prospectus related thereto or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose, (v) of the existence of any fact of which the Company becomes aware or the happening of any event which results in (A) the Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading, or (B) the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (vi) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate or that there exists circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment; and, if the notification relates to an event described in any of the clauses (ii) through (vi) of this Section 4.1(f), the Company shall promptly, subject to Section 2.8, prepare a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that (1) such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (2) as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (and shall furnish to each such Holder a reasonable number of copies of such Prospectus so supplemented or amended); and if the notification relates to an event described in clause (iii) of this Section 4.1(f), the Company shall take all reasonable action required to prevent the entry of such stop order or to remove it if entered.

(g) Subject to receipt of confidentiality agreements acceptable to the Company, make available for inspection by any selling Holder of Registrable Securities, Holders’ Counsel and any attorney, accountant or other agent retained by any such seller (each, an “Inspector” and, collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and any subsidiaries thereof as may be in existence at such time (collectively, the “Records”) as shall be necessary, in the reasonable opinion of such Holders’ counsel, to enable them to exercise their due diligence responsibility and to conduct a reasonable investigation within the meaning of the Securities Act, and cause the

Company’s and any subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspectors in connection with such Registration Statement.

(h) Provide a CUSIP number for all Registrable Securities and provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such Registration Statement not later than the effectiveness of such Registration Statement.

(i) Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and any other governmental agency or authority having jurisdiction over the offering, and make available to its security holders, as soon as reasonably practicable but no later than 90 days after the end of any 12-month period, an earnings statement commencing with the first day of the Company’s calendar month next succeeding each sale of Registrable Securities after the effective date of a Registration Statement, which statement shall cover such 12-month periods, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(j) Use its reasonable best efforts to cause all such Registrable Securities to be listed (i) on each national securities exchange on which the Company’s securities are then listed or (ii) if securities of the Company are not at the time listed on any national securities exchange (or if the listing of Registrable Securities is not permitted under the rules of each national securities exchange on which the Company’s securities are then listed), on a national securities exchange designated by the Majority Holders of the Registration.

(k) Keep each selling Holder of Registrable Securities reasonably advised in writing as to the initiation and progress of any registration under Section 2 hereunder.

(l) Cooperate with each selling Holder of Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD.

(m) Furnish to each Holder participating in the offering without charge, (i) at least one manually-signed copy of the Registration Statement and any post-effective amendments thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those deemed to be incorporated by reference), (ii) upon the effectiveness of any Registration Statement, ten (10) copies of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as such Holder may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as such Holder may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by such Holder.

(n) Cooperate with the selling Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the instructions of the selling Holders of Registrable Securities at least three Business Days prior to any sale of Registrable Securities.

(o) If requested by any selling Holder of Registrable Securities, promptly incorporate in a prospectus supplement or post-effective amendment such information concerning such Holder of Registrable Securities as such Holder reasonably requests to be included therein and as is appropriate in the reasonable judgment of the Company; make all required filings of such Prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(p) In an Underwritten Offering in which a Holder is participating pursuant to Section 2.2 hereof, use its reasonable best efforts to provide copies of opinions of Company counsel and “Cold Comfort” letters from the Company’s independent public accountants who have certified the Company’s financial statements included or incorporated by reference in the Registration Statement for such Underwritten Offering, on the same basis and to the same extent that such materials are provided to other selling stockholders participating in such Underwritten Offering.

(q) Use its reasonable best efforts to take all other steps necessary to expedite or facilitate the registration and disposition of the Registrable Securities contemplated hereby.

4.2 Seller Information. As a condition to inclusion of the Holder’s Registrable Securities, the Company may require each selling Holder of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding such Holder, such Holder’s Registrable Securities and such Holder’s intended method of disposition or any other information requested by the SEC as the Company may from time to time reasonably request in writing; provided that such information shall be used only in connection with such registration. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Holder that such Holder shall execute such documents in connection with such registration as the Company may reasonably request, including questionnaires, in a timely manner.

4.3 Notice to Discontinue. Each Holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.1(f)(ii) through (vi), such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.1(f) and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the Prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 4.1(b)) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4.1(f) to and including the date when the Holder shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 4.1(f).

5. INDEMNIFICATION; CONTRIBUTION.

5.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Holder, its officers, directors, partners, members, shareholders, employees, affiliates and agents (collectively, “Agents”) and each Person who controls such Holder (within the meaning of the Securities Act) and its Agents with respect to each registration which has been effected pursuant to this Agreement, against any and all losses, claims, judgments, fines, penalties, charges, amounts paid in settlement, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof, and expenses (as incurred or suffered and including, but not limited to, any and all expenses incurred in investigating, preparing or defending any litigation or proceeding, whether commenced or threatened, and the reasonable fees, disbursements and other charges of legal counsel) in respect thereof (collectively, “Claims”), insofar as such Claims arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (including any preliminary, final or summary prospectus and any amendment or supplement thereto) related to any such registration or in any filing prepared or executed by the Company (or based upon written information furnished by or on behalf of the Company expressly for use in such filing) in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any such Prospectus (including any preliminary, final or summary prospectus and any amendment or supplement thereto), in the light of the circumstances under which they were made) not misleading or (ii) any violation of this Agreement (the matters in the foregoing clauses (i) through (ii) being, collectively, “Violations”); provided, however, that the Company will not be liable in any such case to the extent that any such Claims arise out of or are based upon a Violation which occurs in reliance on any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact so made in reliance upon and in conformity with written information furnished to the Company in an instrument duly executed by such Holder specifically stating that it was expressly for use therein. Notwithstanding the foregoing, the indemnification contained in this Section 5.1 shall not apply if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected in the final prospectus, as then amended or supplemented, if such final prospectus was timely made available by the Company pursuant to Section 4.1(c). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Person who may be entitled to indemnification pursuant to this Section 5 and shall survive the transfer of securities by such Holder and termination of this Agreement.

5.2 Indemnification by Holders. Each Holder, if Registrable Securities held by it are included in the securities as to which a registration is being effected, agrees to, severally and not jointly, indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers, each other Person who participates as an Underwriter in the offering or sale of such securities and its Agents, each Person who controls the Company (within the meaning of the Securities Act) and its Agents against any and all Claims, insofar as such Claims arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (including any preliminary, final or summary prospectus and any amendment or supplement thereto) related to such registration, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any such Prospectus (including any preliminary, final or summary prospectus and any amendment or supplement thereto), in the light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company in an instrument duly executed by such Holder specifically stating that it was expressly for use therein; provided, however, that the aggregate amount which any such Holder shall be required to pay pursuant to this Section 5.2 shall in no event be greater than the amount of the net proceeds received by such Holder upon the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such Claims less all amounts previously paid by such Holder with respect to any such Claims. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder or Underwriter and termination of this Agreement.

5.3 Conduct of Indemnification Proceedings. Promptly after receipt by an indemnified party of notice of any Claim or the commencement of any action or proceeding involving a Claim under this Section 5, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party pursuant to Section 5, (i) notify the indemnifying party in writing of the Claim or the commencement of such action or proceeding; provided, that the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under this Section 5, except to the extent the indemnifying party is materially and actually prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section 5, and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any indemnified party shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (A) the indemnifying party has agreed in writing to pay such fees and expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such indemnified party within 10 days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so, (C) in the reasonable judgment of any such indemnified party, based upon advice of counsel, a conflict of interest may exist between such indemnified party and the indemnifying party with respect to such claims (in which case, if the indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such indemnified party) or (D) such indemnified party is a defendant in an action or proceeding which is also brought against the indemnifying party and reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party. No indemnifying party shall be liable for any settlement of any such claim or action effected without its written consent, which consent shall not be unreasonably withheld. In addition, without the consent of the indemnified party (which consent shall not be unreasonably withheld), no indemnifying party shall be permitted to consent to entry of any judgment with respect to, or to effect the settlement or compromise of any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim), unless such settlement, compromise or judgment (1) includes an unconditional release of the indemnified party from all liability arising out of such action or claim, (2) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party, and (3) does not provide for any action on the part of any party other than the payment of money damages which is to be paid in full by the indemnifying party.

5.4 Contribution. If the indemnification provided for in Section 5.1 or 5.2 from the indemnifying party for any reason is unavailable to (other than by reason of exceptions provided therein), or is insufficient to hold harmless, an indemnified party hereunder in respect of any Claim, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in connection with the actions which resulted in such Claim, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. If, however, the foregoing allocation is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by a party as a result of any Claim referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth in Section 5.3, any legal or other fees, costs or expenses reasonably incurred by such party in connection with any investigation or proceeding. Notwithstanding anything in this Section 5.4 to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 5.4 to contribute any amount in excess of the net proceeds received by such indemnifying party from the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such Claims, less all amounts previously paid by such indemnifying party with respect to such Claims. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.5 Other Indemnification. Indemnification similar to that specified in the preceding Sections 5.1 and 5.2 (with appropriate modifications) shall be given by the Company and each selling Holder of Registrable Securities with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any governmental authority, other than the Securities Act. The indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract.

5.6 Indemnification Payments. The indemnification and contribution required by this Section 5 shall be made by periodic payments of the amount thereof during the course of any investigation or defense, as and when bills are received or any expense, loss, damage or liability is incurred; provided that if a final nonappealable determination is made that the party receiving such expense payments was not entitled to such payments pursuant to the provisions of this Section 5, then the party receiving such expense payments shall return such expense payments to the party that made such payments.

6. GENERAL.

6.1 Adjustments Affecting Registrable Securities. The Company agrees that it shall not effect or permit to occur any combination or subdivision of shares which would adversely affect the ability of the Holder of any Registrable Securities to include such Registrable Securities in any registration contemplated by this Agreement or the marketability of such Registrable Securities in any such registration.

6.2 Registration Rights to Others. If the Company shall at any time hereafter provide to any holder of any securities of the Company rights with respect to the registration of such securities under the Securities Act, such rights shall not be in conflict with or adversely affect any of the rights provided in this Agreement to the Holders.

6.3 Availability of Information; Rule 144; Rule 144A; Other Exemptions. So long as the Company shall not have filed a registration statement pursuant to Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act, the Company shall, at any time and from time to time, upon the request of any Holder of Registrable Securities and upon the request of any Person designated by such Holder as a prospective purchaser of any Registrable Securities and subject to the receipt by the Company of confidentiality agreements as may reasonably be requested by the Company, furnish in writing to such Holder or such prospective purchaser, as the case may be, a statement as of a date not earlier than 12 months prior to the date of such request of the nature of the business of the Company and the products and services it offers and copies of the Company’s most recent balance sheet and profit and loss and retained earnings statements, together with similar financial statements for such part of the two preceding fiscal years as the Company shall have been in operation, all such financial statements to be audited to the extent audited statements are reasonable available, provided that, in any event the most recent financial statements so furnished shall include a balance sheet as of a date less than 16 months prior to the date of such request, statements of profit and loss and retained earnings for the 12 months preceding the date of such balance sheet, and, if such balance sheet is not as of a date less than 6 months prior to the date of such request, additional statements of profit and loss and retained earnings for the period from the date of such balance sheet to a date less than 6 months prior to the date of such request. If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act, the Company covenants that it shall timely file any reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c) of Rule 144 under the Securities Act), and that it shall take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemption provided by Rule 144 under the Securities Act, as such rule may be amended from time to time. Upon the request of any Holder of Registrable Securities, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

6.4 Nominees for Beneficial Owners. In the event that any Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election in writing delivered to the Company, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, the Company may require assurances reasonably satisfactory to it of such owner’s beneficial ownership of such Registrable Securities.

6.5 No Inconsistent Agreements. The Company will not hereafter enter into any agreement which is inconsistent with the rights granted to the Holders in this Agreement.

6.6 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company to:

WorldSpace, Inc.
2400 N Street, NW
Washington, DC 20037
Facsimile: (202) 969-6560
Attention: Donald J. Frickel, Esq.

with a copy (for informational purposes only) to:

Coudert Brothers LLP
1114 Avenue of the Americas
New York, New York 10036-7703
Facsimile: (212) 626-4120
Attention: Jeffrey E. Cohen, Esq.

If to the Investor to:

XM Satellite Radio Holdings Inc.
1500 Eckington Place, NE
Washington D.C., 20002
Facsimile: (202) 380-4534

Attention: Joseph M. Titlebaum, Esq.

with a copy (for informational purposes only) to:

Hogan & Hartson LLP
555 13th Street, NW
Washington, D.C. 20004
Facsimile: (202) 637-5910

Attention: Steven M. Kaufman, Esq.

, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. If a notice provided for hereunder is delivered via facsimile, such notice shall be valid only if an original hard copy is delivered to a U.S. address provided by such Investor to which overnight delivery by standard courier can be made, within 24 hours of the time such facsimile is delivered. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

6.7 No Waiver. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

6.8 Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6.9 Entire Agreement. This Agreement, the other Transaction Documents (as defined in the Securities Purchase Agreement) and the instruments referenced herein and therein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the other Transaction Documents and the instruments referenced herein and therein supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

6.10 Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns (including any permitted transferee of Registrable Securities). Any Holder may assign its rights and obligations under this Agreement to any transferee of Registrable Securities; provided, however, if any such transferee shall take and hold Registrable Securities, such transferee shall promptly notify the Company and by taking and holding such Registrable Securities such permitted transferee shall automatically be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement as if it were a party hereto (and shall, for all purposes, be deemed a Holder under this Agreement). Except as provided above or otherwise permitted by this Agreement, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Holder or by the Company without the consent of the other parties hereto.

(b) Each party hereto agrees that no succession and no assignment or transfer of any rights hereunder or of any Registrable Securities shall create any new right in any Person to initiate more than the single Demand Shelf Registration provided for in Section 2.1(a) and (b) and the single additional Demand Shelf Registration under the circumstances described in Section 2.1(d) or to obligate the Company to issue notices hereunder to additional Person(s), except to the extent that the Company shall have received actual notice of such transfer to such Person.

6.11 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

6.12 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

6.13 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.14 Consents. All consents and other determinations required to be made by the Investors pursuant to this Agreement shall be made, unless otherwise specified in this Agreement, by the Majority Holders.

6.15 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

6.16 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

6.17 Amendments and Waivers. The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, (i) solely in connection with (A) the extension of the Demand Shelf Registration Lock-Up Period or the extension of the Qualified Public Offering Lock-Up Period or (B) any modification to the rights or manner of the Holder’s participation in the Demand Registration, without the written consent of the Company and Holders of at least seventy-five percent (75%) of the outstanding Registrable Securities and (ii) otherwise, without the written consent of the Company and the Majority Holders; provided, however, that no such amendment, modification, supplement, waiver or consent to departure shall reduce the aforesaid percentage of Registrable Securities without the written consent of all of the Holders of Registrable Securities; and provided further, that nothing herein shall prohibit any amendment, modification, supplement, termination, waiver or consent to departure the effect of which is limited only to those Holders who have agreed in writing to such amendment, modification, supplement, termination, waiver or consent to departure.

6.18 Remedies; Specific Performance. The parties hereto acknowledge that money damages would not be an adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. Except as otherwise provided by law, a delay or omission by a party hereto in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative.

6.19 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the Investor and the Company have caused this Registration Rights Agreement to be duly executed as of the date first written above.

COMPANY:

WORLDSPACE, INC.

By:	/S/ ANDENET T. RAS-WORK
Name:	Andenet T. Ras-Work
Title:	COO

IN WITNESS WHEREOF, the Investor and the Company have caused this Registration Rights Agreement to be duly executed as of the date first written above.

INVESTOR:

XM SATELLITE RADIO HOLDINGS INC.

By:	/S/ JOSEPH M. TITLEBAUM
Name:	Joseph M. Titlebaum
Title:	Executive Vice President, Secretary & General Counsel

EXHIBIT A

PLAN OF DISTRIBUTION

We are registering certain shares of our Class A Common Stock, including Common Shares issuable upon exercise of the Warrants to permit the resale of such Common Shares by the holders of the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of Common Shares. We will bear all fees and expenses incident to our obligation to register such Common Shares.

The selling stockholders or their permitted successors may sell all or a portion of the Common Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Common Shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Common Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling Common Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of Common Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of Common Shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of Common Shares in the course of hedging in positions they assume and deliver this prospectus in connection with some or all of those sales and use the Common Shares covered by this prospectus to close out any short position created in connection with those sales. The selling stockholders may also sell Common Shares short and deliver Common Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge Common Shares to broker-dealers or other financial institutions that in turn may sell such shares using this prospectus.

The selling stockholders may pledge or grant a security interest in some or all of the Warrants or Common Shares owned by them, including to support a derivative or hedging position, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate Common Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the Common Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of Common Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Common Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Common Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states Common Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 or any other available exemption rather than pursuant to this prospectus. There can be no assurance that any selling stockholder will sell any or all of the Common Shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

To the extent required, the number of Common Shares to be sold, the name of the selling securityholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Shares by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Common Shares to engage in market-making activities with respect to the Common Shares. All of the foregoing may affect the marketability of the Common Shares and the ability of any person or entity to engage in market-making activities with respect to the Common Shares.

We will pay all expenses of the registration of the Common Shares pursuant to the registration rights agreement, estimated to be $[    ] in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the Common Shares will be freely tradable in the hands of persons other than our affiliates.